Promissory Note

Date:	October 1, 2011
Borrower:	Roadships Holdings, Inc.
Borrower's Mailing Address:	284 W. Millbrook Road, Raleigh, Wake County, North Carolina 27609
Lender:	Micheal Nugent
Place for Payment:	284 W. Millbrook Road, Raleigh, Wake County, North Carolina 27609
Principal Amount:	Equal to the sum total of all loans made by Lender to Borrower.
Annual Interest Rate:	5% on un-matured amounts. 10% on matured, unpaid amounts.
Terms of Payment:	Callable by Maker (Micheal Nugent) at any time. Borrower has ten days upon written receipt of Notice of Call by Lender to pay Principal and Accrued Interest.

Borrower promises to pay to the order of Lender the Principal Amount plus interest at the Annual Interest Rate. This note is payable at the Place for Payment and according to the Terms of Payment. All unpaid amounts are due when called by the Lender. After maturity, Borrower promises to pay any unpaid principal balance plus interest at the Annual Interest Rate on Matured, Unpaid Amounts.

If Borrower defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to this note, Lender may declare the unpaid principal balance, earned interest, and any other amounts owed on the note immediately due. Borrower and each surety, endorser, and guarantor waive all demand for payment, presentation for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, protest, and notice of protest, to the extent permitted by law.

Borrower also promises to pay reasonable attorney's fees and court and other costs if this note is placed in the hands of an attorney to collect or enforce the note. These expenses will bear interest from the date of advance at the Annual Interest Rate on Matured, Unpaid Amounts. Borrower will pay Lender these expenses and interest on demand at the Place for Payment. These expenses and interest will become part of the debt evidenced by the note and will be secured by any security for payment.

Interest on the debt evidenced by this note will not exceed the maximum rate or amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the Principal Amount or, if the Principal Amount has been paid, refunded. On any acceleration or required or permitted prepayment, any excess interest will be canceled automatically as of the acceleration or prepayment or, if the excess interest has already been paid, credited on the Principal Amount or, if the Principal Amount has been paid, refunded. This provision overrides any conflicting provisions in this note and all other instruments concerning the debt.

Each Borrower is responsible for all obligations represented by this note.

When the context requires, singular nouns and pronouns include the plural.

Roadships Holdings, Inc.

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